Exhibit 17.1

JOHN E. TUMA
18342 WILD LILAC TRAIL
HUMBLE, TX 77346

August 9, 2007

Ms. Virginia Shehee
Chairman of the Board
International Star, Inc.
1818 Marshall Street
Shreveport, LA 71161

Re: Resignation

Dear Ms. Shehee:

As you may know, I recently accepted an executive position with CCS, Inc., a large publicly traded Canadian company, with interests in both Canada and the United States. While I have been a member of the Board of Directors of International Star, Inc. since November 14, 2006, my position as an outside Director is a problem with my new employer, as they have internal rules and restrictions with respect to their executives holding such positions.

Accordingly, I find that I must resign my position as a member of the Board of Directors of International Star, Inc., effective as of August 10, 2007. I have enjoyed my relationship with International Star, Inc. and hope you find a replacement for me without undue hardship on the Company.

Thank you for your consideration.

Very truly yours,
/s/ John E. Tuma
John E. Tuma